Exhibit 16.1

April 19, 2022

Securities and Exchange Commission

100F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 19, 2022, of Biomerica, Inc. (the “Company”) and we agree with the statements relating only to PKF San Diego, LLP contained therein.  We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ PKF San Diego, LLP

(formerly PKF, LLP)

.